Exhibit 10.6.1
ASSIGNMENT AND ASSUMPTION AGREEMENT
December 29, 2017
This ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”) is
entered into by and between BeiGene, Ltd., a corporation organized and existing under the laws of Cayman Islands (the “Assignor”), and BeiGene Switzerland GmbH, a company organized and existing under the laws of Switzerland (the “Assignee”).
WHEREAS, Assignor and Celgene Logistics Sàrl (“Celgene”) entered into a License and Supply Agreement dated July 5, 2017 regarding the development, distribution, selling, marketing and promotion of certain products in certain territories pursuant to the terms of conditions of such License and Supply Agreement (the “License and Supply Agreement”).
WHEREAS, as of the Effective Date (defined below), Assignor wishes to assign to Assignee all of Assignor’s rights and obligations under the License and Supply Agreement, and Assignee wishes to assume all of the rights and obligations of Assignor under the License and Supply Agreement, in accordance with the terms hereof (the “Assignment and Assumption”).
NOW THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Assignment. Effective as of September 1, 2017 (the “Effective Date”), Assignor hereby assigns, transfers and sets over unto Assignee, all of its right, duties, obligations and covenants of Assignor under the License and Supply Agreement.
2.Assumption. Assignee hereby accepts the assignment set forth in Section 1 hereof and assumes and undertakes all of the duties and obligations of Assignor which accrue from and after the Effective Date under and pursuant to the License and Supply Agreement as of the Effective Date. Assignee hereby confirms that from and after the Effective Date it shall be deemed as a party to the License and Supply Agreement and shall be bound by all terms thereof. As of the Effective Date, all references in the License and Supply Agreement to Assignor shall be read as if to Assignee.
3.Notice to Celgene. Assignor and Assignee shall notify Celgene of the Assignment and Assumption hereunder, and Assignee shall undertake to assume all obligations under the License and Supply Agreement without limitation and exception in writing in accordance with Section 17.1 of the License and Supply Agreement.
4.Notices. Assignee agrees that Assignee’s address and other contact information for purposes of all notices and requests related to the License and Supply Agreement is:

BeiGene Switzerland GmbH c/o VISCHER AG
Schützengasse 1
8021 Zürich, Switzerland
With copy to:
BeiGene, Ltd.
55 Cambridge Parkway, Suite 700W, USA Cambridge, MA 02142
Attn: Scott A. Samuels, Esq.
Email: [*]
Phone: [*]
5.Counterparts. The parties agree that this Agreement shall be executed in two (2) counterparts, including counterparts by facsimile and electronic delivery in portable document format, each of which shall be deemed to be an original, but all of which together shall constitute and be one and the same instrument.
(Remainder of the Page Intentionally Left Blank)

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above

ASSIGNOR:
BeiGene, Ltd.
By:	/s/ Scott A. Samuels, Esq.
Name: Scott A. Samuels, Esq. Title: Senior Vice President, General Counsel

(Signature Page to Assignment and Assumption Agreement)

ASSIGNEE:
BeiGene Switzerland GmbH
By:	/s/ Scott A. Samuels, Esq.
Name: Scott A. Samuels, Esq. Title: Director

(Signature Page to Assignment and Assumption Agreement)